Exhibit 23.2

Consent of Independent Auditor

Greenlane Holdings, LLC

Boca Raton, Florida

We hereby consent to the use in this Registration Statement of our report dated June 1, 2018, relating to the financial statements of Better Life Holdings, LLC, and of our report dated March 7, 2019, relating to the consolidated financial statements of Pollen Gear LLC, both of which are incorporated by reference in this Registration Statement.

/s/ SQUAR MILNER LLP

San Diego, California

April 17, 2019